Exhibit 10.1

SIXTH AMENDMENT TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

LEPERCQ CORPORATE INCOME FUND II L.P.

This Sixth Amendment (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership (the “Agreement”) of Lepercq Corporate Income Fund II L.P. (the “Partnership”), is dated as of December 20, 2006 and is made by Lex GP-1 Trust (“GP”), a Delaware corporation, in its capacity as general partner of LCIF.

A.           The Partnership is governed by that certain Second Amended and Restated Agreement of Limited Partnership, dated as of August 27, 1998, as amended by First Amendment thereto effective as of June 19, 2003, by Second Amendment thereto effective as of June 30, 2003, by Third Amendment thereto effective as of December 8, 2004, by Fourth Amendment thereto effective as of January 3, 2005, and by Fifth Amendment thereto effective as of July 23, 2006 (the “Agreement”). Unless otherwise defined, all capitalized terms used herein shall have such meaning ascribed such terms in the Agreement.

B.           Lex GP-1 Trust, a Delaware statutory trust, is the General Partner of the Partnership.

C.           Pursuant to Sections 4.2(A), 12.1, 12.2, 14.1(B)(2) of the Agreement, the General Partner has the power, without the consent of any other Partner to amend the Agreement as may be required to reflect the admission of Partners in accordance with the Agreement.

NOW, THEREFORE, the undersigned, being desirous of effectuating the foregoing and amending the Agreement accordingly, hereby enter into this Amendment and amend the Agreement as follows:

1.            Exhibit A. Exhibit A of the Agreement is hereby amended by adding the Duke Limited Partner Supplement attached as Exhibit 1 hereto to the end of Exhibit A of the Agreement, for the purposes of admitting the Duke Limited Partner (as defined on Exhibit 1) as a Partner of the Partnership with the rights and obligations of an Additional Limited Partner.

2.            Miscellaneous. Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

Lex GP-1 Trust

By:	/s/ T. Wilson Eglin

Name: T. Wilson Eglin

Title: President

EXHIBIT 1

DUKE LIMITED PARTNER SUPPLEMENT

As a result of the contribution of that certain property known as BMW Financial Services Building, located at 5500 Britton Parkway, Hilliard, Ohio 43026 (the “BMW Property”), on December 20, 2006 (the “Contribution Date”), the General Partner pursuant to Section 4.2.A and Sections 14.1.B(2) and 14.1.B(3) of this Agreement has authorized the issuance of 33,954 Partnership Units to the contributor signatory hereto (the “Duke Limited Partner”). For purposes of applying the terms and conditions of the Agreement, the Duke Limited Partner shall be a Partner of the Partnership with the rights and obligations of an Additional Limited Partner. To the extent that the terms of this Supplement are different than the terms of the following sections of the Agreement, the terms of this Supplement shall apply.

Notwithstanding Section 5.1.A of the Agreement, the Duke Limited Partner shall be entitled to receive distributions with respect to each Partnership Unit equal to the cash dividend payable with respect to each REIT Share, determined at the time of each quarterly distribution beginning with the first regular quarterly dividend payable to common shareholders of record of LXP after the Contribution Date.

For purposes of Sections 6.1A and 6.1B of the Partnership Agreement, allocations of Net Income and Net Loss by the Partnership generally shall be made after giving effect to all allocations of taxable income to the Duke Limited Partner. Pursuant to the General Partner’s authority in Section 14.1.B(3), Partnership taxable income shall be specially allocated to the Duke Limited Partner in an amount equal to, but not in excess of, all cash distributions to the Duke Limited Partner; provided, however, that the Duke Limited Partner shall be allocated taxable income as otherwise required in Exhibit B and C of the Partnership Agreement. For purposes of Section 6.1C of the Partnership Agreement, Nonrecourse Liabilities of the Partnership shall be allocated to account for any income or gain to be allocated to the Duke Limited Partner pursuant to Sections 2.B and 2.D of Exhibit C, in the same priority as Nonrecourse Liabilities are allocated to the Warren Limited Partners, the Phoenix Limited Partners, the Scannell Entities and any subsequent Additional Limited Partners that are admitted to the Partnership. During the period of time that the Duke Limited Partner is a Partner of the Partnership and the guarantor of the Loan (as defined in the Agreement for Contribution of Property, dated as of December 12, 2006, between the Duke Limited Partner and the Partnership), pursuant to the Contributor Guaranty, dated December 20, 2006, between the Duke Limited Partner and Bank of America, N.A., its successors and assigns (the “Contributor Guaranty”), such Loan shall be solely allocated to the Duke Limited Partner under Code Section 752 and the Regulations thereto, except as otherwise required by applicable law. Any payment made by the Duke Limited Partner under the Contributor Guaranty shall not be treated as a capital contribution by the Duke Limited Partner to Partnership and shall not give rise to, and the Duke Limited Partner expressly waives, any right of subrogation and any right of indemnification from any partner of the Partnership or person related to any partner of the Partnership within the meaning of Section 752 of the Code and the Regulations thereunder. For purposes of Section 8.4 of the Partnership Agreement, beginning on December 20, 2008, and on each day thereafter (each a “Notice Date”), the Duke Limited Partner shall have the right (the “Duke Limited Partner Redemption Right”) to require

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the Partnership to redeem on a Specified Redemption Date the Partnership Units held by the Duke Limited Partner for, at the election of the Partnership, the Redemption Amount or the Cash Redemption Amount to be delivered by the Partnership; provided, however, that, in the event the Duke Limited Partner Redemption Right is exercised, the Duke Limited Partner must convert all of the Partnership Units held by the Duke Limited Partner. The Duke Limited Partner Redemption Right shall be exercised pursuant to a Notice of Redemption (substantially in the form of Exhibits D-1 through D-4) delivered to the General Partner and LXP on a Notice Date by the Duke Limited Partner. The Duke Limited Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions with respect to a Partnership Record Date after the Specified Redemption Date. The Partnership covenants to cause the registration of any REIT Shares, if any, issued in connection with a redemption in such a manner as is required so that the REIT Shares issued in connection with such redemption are freely transferable. The Assignee of the Duke Limited Partner may exercise the redemption rights of the Duke Limited Partner, and the Duke Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by such Assignee on behalf of the Duke Limited Partner, the Redemption Amount or Cash Redemption Amount, as applicable, shall be delivered by the Partnership directly to such Assignee and not to the Duke Limited Partner.

Notwithstanding anything in this Duke Limited Partner Supplement or this Agreement to the contrary, the Partnership and LXP may, upon receipt of a timely Notice of Redemption and in their sole and absolute discretion, delay the redemption of the Duke Limited Partner’s Partnership Units for a period of not more than thirty (30) days after the applicable Specified Redemption Date to comply with federal securities laws.

The following definitions shall for all purposes be applied to the following terms in this Duke Limited Partner Supplement:

“Cash Redemption Amount” shall mean an amount equal to the product of (i) the number of Partnership Units offered for redemption by the Duke Limited Partner, multiplied by (ii) sum of (a) the average Daily Market Price of the REIT Shares for the twenty (20) Business Days preceding the Specified Redemption Date multiplied by (b) the Redemption Factor.

“Daily Market Price” means the price of REIT Shares on the relevant date, determined (a) on the basis of the last reported trading price of REIT Shares as reported on the New York Stock Exchange (the “NYSE”), or if the REIT Shares are not then listed on the NYSE, as reported on such national securities exchange upon which the REIT Shares are listed, or (b) if there is no reported sale or trade on the day in question, on the basis of the average of the closing bid and asked quotations regular way so reported, or (c) if REIT Shares are not listed on the NYSE or on any national securities exchange, on the basis of the high bid and low asked quotations regular way on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so quoted, as reported by the National Quotation Bureau, Incorporated, or a similar organization.

The Partnership Units held by the Duke Limited Partner shall be subject to redemption by the Partnership if otherwise required by the terms of the Partnership Agreement.

LXP agrees to enter into a Guaranty Agreement with the Partnership on the date the Duke Limited Partner is admitted to the Partnership, on terms reasonably satisfactory to LXP and the

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Partnership, pursuant to which LXP shall guaranty the obligations of the Partnership to pay the Redemption Amount or the Cash Redemption Amount, as applicable, on the Specified Redemption Date.

The Duke Limited Partner, LXP, the Partnership and the General Partner shall treat the transaction between LXP and the Duke Limited Partner as a sale of the Duke Limited Partner’s Partnership Units to LXP or the General Partner, as the case may be, for federal income tax purposes. The Duke Limited Partner agrees to execute, if applicable, such documents as the Partnership may reasonably require in connection with the issuance of REIT Shares upon exercise of its Redemption Right.

The Partnership hereby covenants not to permit the direct disposition or distribution of the BMW Property, a partnership interest in Lexington Hilliard L.P. or a membership interest in Lexington Hilliard Manager LLC (each a “Property Interest”) prior to December 20, 2008, except (i) in a tax-deferred like-kind exchange which satisfies the requirements of Code Section 1031 and the Treasury Regulations promulgated thereunder, provided that any replacement property is considered the same as the BMW Property for purposes of this paragraph, (ii) in a tax-deferred contribution to a partnership or limited liability company under Code Section 721, provided that the partnership or limited liability company interest shall be considered the same as the BMW Property for purposes of this paragraph, (iii) if a sale or disposition of any of the BMW Property would not result in recognition of Built-in Gain (as hereinafter defined) by the Duke Limited Partner, (iv) in the event of foreclosure, or (v) with the written consent of the Duke Limited Partner (collectively, a “Carveout Sale”). Notwithstanding the foregoing, the Partnership may dispose of the BMW Property at any time in a disposition which the General Partner determines, in its sole and absolute discretion, is necessary to maintain LXP's qualification as a real estate investment trust under the Code, provided that, in the event of such a disposition prior to December 20, 2008, the Partnership agrees to use commercially reasonable efforts to structure such disposition as a tax-deferred like-kind exchange which satisfies the requirements of Code Section 1031 and the Treasury Regulations promulgated thereunder (a “REIT Status Sale,” and together with the Carveout Sales, a “Permitted Sale”). For purposes of this Partnership Supplement, "Built-in-Gain" shall mean the remaining unrecognized built-in-gain as that term is used in Treasury Reg. Section 1.704-3(a)(3)(ii).

Except (i) as the Partnership determines is necessary to maintain LXP’s qualification as a real estate investment trust under the Code and (ii) in connection with a Permitted Sale, Partnership shall not prepay or refinance any portion of the Loan (as defined in the Contribution Agreement), or directly sell or otherwise directly dispose of a Property Interest, during the period prior to December 20, 2008, without the advance written consent of the Duke Limited Partner; provided however that, in connection with any Permitted Sale other than a foreclosure, Partnership shall reasonably cooperate with the Duke Limited Partner to maintain an allocation of debt to Duke under Code Section 752 and the regulations thereto in an amount necessary to preserve the amount of liability allocated to the Duke Limited Partner prior to the Permitted Sale.

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PARTNERS’ CONTRIBUTIONS AND PARTNERSHIP INTERESTS
Name and Address of Partner	Capital Contribution	Partnership Units	Percentage Interest	Redemption Exercise Date
Duke Limited Partner			00.0056369%	December 20, 2008
Duke Realty Ohio 600 E 96th Street, Suite 100 Indianapolis, IN 46240	$750,000	33,954
Totals:	$750,000	33,954

DUKE REALTY OHIO, an Indiana general partnership

By: Duke Realty Limited Partnership, the Managing Partner

By: Duke Realty Corporation, its general partner

By: /s/ Nicholas C. Anthony
Name: Nicholas C. Anthony
Title: Senior Vice President, Fund Management

Date: December 20, 2006

LEPERCQ CORPORATE INCOME FUND II L.P. a Delaware limited partnership By: Lex GP-1 Trust, its general partner
By:	/s/ Natasha Roberts
Printed:	Natasha Roberts
Title:	Vice President

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